                                                                    EXHIBIT 23.1

         CONSENT OF KPMG LLP, INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Digimarc Corporation:

We consent to the use of our Independent Auditors' Report dated February 11, 2000 relating to the balance sheets of Digimarc Corporation as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999 which report is included in the Registration Statement and Prospectus, dated on or about March 17, 2000, of Digimarc Corporation, and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the Prospectus.

                                        /s/ KPMG LLP

Portland, Oregon
March 17, 2000